Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

     Renaissance Learning, Inc. is a leading provider of learning information systems software and school improvement programs to pre-kindergarten through senior high (''pre-K-12’’) schools in North America. Our computer-based learning information systems and related professional development, school improvement programs, consulting, and technical services help educators motivate students, accelerate learning, improve test scores, and help students master standards by increasing the quality, quantity, and timeliness of performance data available to educators to facilitate increased student practice of essential skills and to support instruction.

     Our sales are derived primarily from the sale of software products and related services. Revenues are recorded net of an allowance for estimated returns. Allowances for bad debts are also recorded at the time of the sale. Product revenue is derived primarily from the sale of software products. We recognize revenue from sales of our perpetually licensed off-the-shelf software products at the time of shipment to customers. Revenue from subscription-based products is recognized on a straight-line basis over the subscription period. We recognize revenue from the sale of software products which require significant customization or modification on the percentage-of-completion method of accounting.

     Service revenue is primarily derived from (i) training seminars, (ii) software telephone support agreements, (iii) consulting services, and (iv) technical services. Revenue from training seminars is recognized when the seminar or workshop is performed. Revenue from consulting and technical services is recognized as the services are performed or on a straight-line basis over the contractual period. Telephone support included with sales of perpetual software licenses has a duration of twelve months or less and is recognized at the time the software is shipped with the related costs of providing the telephone support accrued for at the same time. Revenue from other software support agreements is initially recorded as deferred revenue and recognized as revenue on a straight-line basis over 12 or 24 months depending on the term of the agreement. Deferred revenue includes (i) amounts invoiced for products not yet delivered and services not yet performed, (ii) advance invoicing on contracts, and (iii) that portion of software support agreements and subscription-based product sales that has not yet been recognized as revenue.

     Because software products are generally shipped as orders are received, we have historically operated without a significant backlog of products. However, it is our practice to announce new products prior to when the products are ready for shipment to allow customers sufficient lead time for budgeting and curriculum purposes. This practice can result in fluctuations in backlog for orders of new products. These orders are generally filled within a relatively short period of time after the product is ready for shipment. Registrations for training seminars are generally received from customers in advance of training events, resulting in a backlog for these services. Additionally, under district-wide implementations, customers commit to a comprehensive solution consisting of software and services in advance of delivery of the products and services. The delivery of backlogged products and services in certain periods can cause those periods to have higher revenue and higher revenue growth rates than other periods.

     Cost of sales consists of expenses associated with sales of software products and the delivery of services. These costs include: (i) personnel-related costs, (ii) costs of purchased materials such as optical-mark card scanners, educational products, training materials, manuals and motivational items, (iii) shipping and freight costs, (iv) amortization of capitalized development costs, and (v) other overhead costs. We recognize higher gross margins on our software product sales than on our scanners and service sales.

     We expense all development costs associated with a software product until technological feasibility is established, after which time such costs are capitalized until the product is available for general release to customers. Capitalized product development costs are amortized into cost of sales when the product is available for general release using the straight-line method over the estimated economic life of the product, which is generally estimated to be 24 months.

     In August 2003, we purchased a start-up enterprise in order to obtain a potential new product concept related to language acquisition software. This in-process technology was instrumental in the development of our new English in a Flash language acquisition software, which was released in the fourth quarter of 2004.

Recent Developments

     In January 2005, a decision was made to divest our subsidiary, Generation21 Learning Systems, LLC, which is a non-core part of our business. On February 28, 2005, we completed the sale of Generation21 Learning Systems, LLC and, therefore, its results for all periods presented in the financial statements are reflected as discontinued operations.

     On January 24, 2005, we entered into a definitive agreement to acquire AlphaSmart, Inc., a publicly traded company listed on the Nasdaq National Market under the symbol ALSM. We expect to close the transaction during the second quarter of 2005. The transaction is valued at approximately $57 million. AlphaSmart stockholders will have the option to be paid in cash, Renaissance Learning, Inc. common stock or some combination of the two, subject to pro-ration so that the total consideration paid will aggregate no more than 45% Renaissance Learning, Inc. common stock and no less than 55% cash. Given the complementary nature of AlphaSmart’s portable computing devices and our writing suite of products, we believe the merger enhances the opportunity to realize our strategic objective of achieving greater scale and presence in the writing segment of the K-12 market.

     On February 9, 2005, our Board of Directors increased our quarterly cash dividend from $.04 per share to $.05 per share. The board also authorized an additional three million shares under the stock re-purchase program, bringing the total number of shares authorized for repurchase to 8 million, 4.3 million of which have been repurchased under prior authorization.

Results of Operations

     Our annual results of operations can be influenced by, among other things, general economic factors and the related impact on state and federal budgetary policy. School funding is typically a priority budget item and thus exhibits less volatility in economic downturns than other programs. However, in highly recessionary periods or in periods of sustained economic slow down, curtailments in school funding can be significant. The difficult educational funding environment in recent years has contributed to the revenue declines we experienced in 2004 and 2003.

     Our results of operations for 2004 and 2003 have also been impacted by our new product and service offerings which are typically sold on a subscription basis with a term of twelve months. Because a greater portion of our revenue is now initially deferred and recognized into income over the subscription period, our revenue shows a greater decline than it would have if these products had been sold as perpetual licenses, for which the revenue is recognized immediately upon shipment.

     During 2004 and 2003, we have focused a greater proportion of our selling efforts on district level sales. Sales at a district level are more complex, have a longer sales cycle, and are typically for a larger dollar amount than sales made to individual schools. Thus, revenues from district sales can be more uneven and are more difficult to accurately predict. Consequently, our revenues and results of operations can be significantly impacted by the timing of large district orders.

     The recent economic environment combined with the transition to subscription-based revenues and district level selling have resulted in a decline in our results of operations for 2004 and 2003. We expect that our continued focus on solutions that accelerate learning and our efforts to establish a presence at the district level where more spending decisions will likely be made in the future, will return us to periods of revenue growth in the future.

     The following table sets forth certain consolidated income statement data as a percentage of net sales, except that individual components of cost of sales and gross profit are shown as a percentage of their corresponding component of net sales:

	For the Years Ended December 31,
	2004	2003	2002
Net Sales:
Products	81.9%	83.1%	83.8%
Services	18.1	16.9	16.2

Total net sales	100.0%	100.0%	100.0%

Cost of sales:
Products	6.7%	10.0%	10.9%
Services	47.1	44.7	44.0

Total cost of sales	14.1	15.9	16.2

Gross profit:
Products	93.3	90.0	89.1
Services	52.9	55.3	56.0

Total gross profit	85.9	84.1	83.8

Operating expenses:
Product development	13.0	11.7	11.6
Selling and marketing	27.3	21.9	21.6
General and administrative	10.7	9.7	9.8

Operating income	34.8	40.8	40.7
Other, net	1.5	1.8	2.9

Income - continuing operations before income taxes	36.3	42.6	43.6
Income taxes - continuing operations	13.4	15.2	16.8

Income-continuing operations	22.9	27.4	26.8

Loss on discontinued operations, net of income taxes	(2.6)	(1.9)	(2.5)

Net Income	20.3%	25.5%	24.3%

Years Ended December 31, 2004 and 2003

     Net Sales. Our net sales declined by $15.9 million or 12.5%, to $111.7 million in 2004 from $127.6 million in 2003. The lower sales can be attributed to two main factors, an increase in deferred revenue and an interruption of customer order patterns as a result of our new product offerings. Deferred revenue increased by $6.0 million during the year, mainly due to our transition to a subscription-based model for Renaissance Place and several newer service offerings. We began to ship the new Renaissance Place versions of Accelerated Reader and Accelerated Math in May 2004. Renaissance Place, unlike our perpetually licensed versions, is a subscription-based product that requires a significant portion of the sale to be initially recorded as deferred revenue and then recognized as revenue over the subscription period, typically 12 months. We believe the interruption in order patterns was caused by customers delaying their purchase decisions as they evaluate the new Renaissance Place versions of our software and by the longer sales cycles required when selling at the district level. Product sales decreased by $14.6 million, or 13.8%, to $91.5 million in 2004 from $106.0 million in 2003.

     Service revenue decreased by $1.3 million, or 6.1%, to $20.2 million in 2004 compared to $21.6 million in 2003. Lower attendance at our 2004 National School Renaissance Conference held in the first quarter resulted in about $700,000 less revenue compared to our 2003 National School Renaissance Conference. Our onsite and hotel training revenues declined in the period, partially offset by some of our newer service offerings. We continue to de-emphasize our single event training offerings in favor of mentor coaching, consulting, and other services that we believe are more effective in helping educators to accelerate learning, thereby increasing customer satisfaction, resulting in greater long-tem success for our products and services. Service revenue declined partly because our new mentor coaching service is subscription-based, which requires the revenue be deferred and recognized over the 12-month subscription period.

     Late in the fourth quarter, we began shipping our newest product, English in a Flash. This software helps educators accelerate the language acquisition of English Language Learners (ELLs) and English as a Second Language (ESL) students. While the introduction of English in a Flash did not have any significant impact on our 2004 revenue, we expect order activity for this product to increase considerably as the marketplace becomes more aware of this product.

     Cost of Sales. The cost of sales of products decreased by $4.5 million, or 42.1%, to $6.2 million in 2004 from $10.7 million in 2003. As a percentage of product sales, the cost of sales of products decreased to 6.7% from 10.0% in 2003. The lower cost of sales was mainly due to lower scanner warranty costs, cost efficiencies achieved in the delivery of our custom assessment products and to the sales mix this year compared to last with proportionally lower sales of scanners, which is a lower gross profit margin product than our core software products.

     The cost of sales of services was $9.5 million in 2004 and 9.6 million in 2003. As a percentage of sales of services, the cost of sales of services increased to 47.1% in 2004 from 44.7% in 2003. The increased percentage is mainly due to the costs of ramping up our new service offerings prior to their full utilization as well as lower attendance at our National School Renaissance Conference. Since most of the costs to host the conference are relatively fixed, the lower revenue directly affects profitability.

     Our overall gross profit margin improved to 85.9% in 2004 from 84.1% in 2003 driven by the factors disclosed above in the product cost of sales analysis.

     Product Development. Product development expense, which excludes amounts capitalized, decreased slightly to $14.5 million in 2004 from $14.9 million in 2003. We continue to invest in the development of new products, enhancement of existing products including new platforms, and development of tools to increase the efficiency of product development. We capitalized product development expenses of $563,000 in 2004 compared to $448,000 in 2003.

     Selling and Marketing. Selling and marketing expenses increased to $30.6 million in 2004 compared to $28.0 million in 2003. The increase is mainly due to additional costs related to the expansion of our field sales team. As a percentage of net sales, selling and marketing expenses were 27.3% in 2004 compared to 21.9% in 2003.

     General and Administrative. General and administrative expenses decreased by $341,000, or 2.8%, to $12.0 million in 2004 from $12.3 million in 2003. The decline is primarily due to a one-time executive severance expense incurred in 2003. As a percentage of net sales, general and administrative costs increased to 10.7% in 2004 from 9.7% in 2003.

     Operating Income. Operating income decreased by $13.2 million, or 25.3%, to $38.9 million in 2004 from $52.1 million in 2003. As a percentage of net sales, operating income decreased to 34.8% in 2004 from 40.8% in 2003 due to relatively stable operating expenses combined with the reduced revenues.

     Income Tax Expense — Continuing Operations. Income tax expense of $15.0 million was recorded in 2004 at an effective income tax rate of 37.0% compared to $19.4 million and 35.7% effective tax rate in 2003. In 2003, we recorded a tax benefit of $1.0 million related to tax credits for research activities in excess of previously estimated amounts. The benefit of the tax credits for research activities from earlier periods, which are non-recurring, decreased our 2003 effective tax rate by 1.9%.

     Discontinued Operations. In 2004, our discontinued Generation21 Learning Systems, LLC subsidiary recorded a pre-tax operating loss of $4.5 million and a tax benefit of $1.7 million as compared to a pre-tax operating loss of $3.9 million and a tax benefit of $1.4 million in 2003.

Years Ended December 31, 2003 and 2002

     Net Sales. Our net sales declined by $1.8 million, or 1.4%, to $127.6 million in 2003 from $129.4 million in 2002. Product sales decreased by $2.3 million, or 2.1%, to $106.1 million in 2003 from $108.4 million in 2002. Revenues of our established products declined by 4.9% in 2003 versus 2002, while sales of our new products helped to offset these declines somewhat. We released several new products during 2003, as follows: Accelerated Grammar and Spelling software, which helps teachers build the language skills of students, and diagnose students’ grammar and spelling skills; Read Now, reading intervention program; and Renaissance Place, the integrated, web-based versions of our software products which utilizes client-server and enterprise-scale data base technology.

     Service revenue increased by $567,000, or 2.7%, to $21.6 million in 2003 compared to $21.0 million in 2002. Most of the improvement is attributable to software support and consulting revenues which increased by 9.2% due to our new products and a larger installed base, while professional development services were relatively unchanged.

     Cost of Sales. The cost of sales of products decreased by $1.1 million, or 9.6%, to $10.7 million in 2003 from $11.8 million in 2002. As a percentage of product sales, the cost of sales of products decreased to 10.0% from 10.9% in 2002. Over half of the decrease is due to an improved profit margin on our publisher assessment business related to improved efficiencies. The remainder is primarily due to lower amortization expense related to capitalized development costs.

     The cost of sales of services increased by $385,000, or 4.2%, to $9.6 million in 2003 from $9.2 million in 2002. As a percentage of sales of services, the cost of sales of services increased slightly to 44.7% in 2003 from 44.0% in 2002, driven mainly by some low margin technical support services included in 2003.

     Our overall gross profit margin improved to 84.1% in 2003 from 83.8% in 2002 due primarily to the improved product margins mentioned earlier.

     Product Development. Product development expenses (excluding amount capitalized) decreased slightly to $14.9 million in 2003 from $15.0 million in 2002. We continue to invest in the development of new products, enhancement of existing products including new platforms, and development of tools to increase the efficiency of product development.

     Selling and Marketing. Selling and marketing expenses were relatively unchanged at $28.0 million. We incurred additional costs related to the expansion of our field sales team but these costs were substantially offset by reductions in advertising and other cost savings efforts. As a percentage of net sales, selling and marketing expenses were 21.9% in 2003 compared to 21.6% in 2002.

     General and Administrative. General and administrative expenses decreased by $336,000, or 2.6%, to $12.3 million in 2003 from $12.7 million in 2002. We continue to closely monitor and control general and administrative costs. As a percentage of net sales, general and administrative costs decreased to 9.7% in 2003 from 9.8% in 2002.

     Operating Income. Operating income decreased by $587,000, or 1.1%, to $52.1 million in 2003 from $52.7 million in 2002. As a percentage of net sales, operating income increased to 40.8% in 2003 from 40.7% in 2002 primarily as a result of decreased operating expenses.

     Income Tax Expense — Continuing Operations. Income tax expense of $19.4 million was recorded in 2003 at an effective income tax rate of 35.7% compared to $21.7 million and 38.6% effective income tax rate in 2002. The third quarter of 2003 included a tax benefit of $1.0 million related to tax credits for research activities in excess of previously estimated amounts. The benefit of the tax credits for research activities from earlier periods, which are non-recurring, decreased our 2003 effective tax rate by 1.9%.

     Discontinued Operations. In 2003, our discontinued Generation21 Learning Systems, LLC subsidiary recorded a pre-tax operating loss of $3.9 million and a tax benefit of $1.4 million as compared to a pre-tax operating loss of $5.2 million and a tax benefit of $1.9 million in 2002.

Liquidity and Capital Resources

     As of December 31, 2004, our cash, cash equivalents and investment securities were $73.6 million, down $38.2 million from the December 31, 2003 total of $111.8 million. The net decrease is due primarily to (i) cash dividends paid of $71.6 million, (ii) stock repurchases of $5.5 million, and (iii) $1.4 million invested in new property, plant and equipment offset by $37.2 million in cash provided by operating activities and $4.3 million from stock option exercises.

     At December 31, 2004, we had a $15.0 million unsecured revolving line of credit with a bank which is available until May 31, 2006. The line of credit bears interest at either a floating rate based on the prime rate less 1.0%, or a fixed rate for a period of up to 90 days based on LIBOR plus 1.25%. The rate is at our option and is determined at the time of borrowing. We also have a $2.0 million unsecured revolving line of credit with a bank available until April 30, 2006. The line of credit bears interest based on the prime rate less 1.0%. As of December 31, 2004, the lines of credit had not been used.

     On April 17, 2002, our Board of Directors authorized the repurchase of up to 5,000,000 shares of our common stock. On February 9, 2005, our Board of Directors authorized an additional three million shares under the stock repurchase program. No time limit was placed on the duration of the repurchase program. Repurchased shares will become treasury shares and will be used for stock-based employee benefit plans and for other general corporate purposes. During the period of January 1, 2004 through December 31, 2004, we repurchased 290,000 shares at a cost of $5.5 million. Since authorization, we have repurchased 4.3 million shares at a cost of $78.4 million under this repurchase program. Depending on our stock valuation, cash availability and other factors, we may repurchase additional shares as a beneficial use of our cash to enhance shareholder value.

     We declared a special cash dividend of $2.15 per share on January 28, 2004 and also declared quarterly cash dividends of $.04 per share for each of the four quarters of 2004. On February 9, 2005, our Board of Directors increased our quarterly cash dividend from $.04 per share to $.05 per share. We intend to continue to pay quarterly cash dividends, subject to capital availability and a determination that cash dividends continue to be in the best interests of the company and our shareholders.

     We believe our strong cash position coupled with cash flow from operations will be sufficient to meet both our short-term and long-term working capital requirements including the cash required to acquire AlphaSmart, which is expected to close during the second quarter of 2005.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

     We do not have any off-balance sheet transactions, arrangements, or obligations (including contingent obligations), that would have a material effect on our financial results.

     Operating Leases. We enter into operating leases, primarily for facilities that we occupy in order to carry out our business operations. We utilize operating leases for some of our smaller offices because they give us more flexibility than purchasing facilities outright and limit our exposure to many of the risks of owning commercial property, especially as it pertains to foreign jurisdictions. These agreements generally are for terms of one to five years and cannot be terminated by either the lessor or us for reasons other than breach of the lease agreement. We do not anticipate early termination of any of these agreements. For each of the years ended December 31, 2004, 2003 and 2002, we incurred expenses of approximately $1.1 million, with respect to these operating leases.

     As of December 31, 2004, our aggregate contractual obligations for future payments under these operating leases (by period due) were approximately:

(In Thousands)
2005	$1,073
2006	672
2007	349
2008	180
After 2008	257

$2,531

     Retirement Plan. We have established a Supplemental Executive Retirement Plan (“SERP”) for the provision of retirement benefits to members of our senior management. Under the terms of the plan, participants elect to defer receipt of a portion of their compensation and to hypothetically invest it in certain mutual fund investments. Upon a participant’s retirement (or certain other events), the Company has an obligation to repay the deferred compensation, a defined matching company contribution and the hypothetical market gain or loss of each participant’s investment selections. The SERP is more fully described in Note 10 of our Notes to Consolidated Financial Statements.

     As of December 31, 2004 our aggregate contractual obligation for future payments under the SERP are $1.4 million, all of which are expected to be paid out sometime after 2008.

     Other Obligations. As of December 31, 2004, we did not hold any long-term debt obligations, capital-lease obligations, or long-term purchase obligations.

Critical Accounting Policies and Estimates

     The foregoing discussion is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make judgments, estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The following is a list of our critical accounting policies defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and/or require management’s significant judgments and estimates. This is not intended to be a comprehensive list of all of our accounting policies. Our significant accounting policies are more fully described in Note 4 of our Notes to Consolidated Financial Statements.

     Revenue Recognition. We recognize revenue in accordance with Statement of Position No. 97-2 “Software Revenue Recognition” issued by the Accounting Standards Executive Committee of the AICPA. Under this accounting standard, revenue is recognized when the following have occurred: persuasive evidence of an arrangement exists, product delivery and acceptance has occurred or a service has been performed, pricing is fixed and determinable, and collectibility is probable. Revenue is recognized as follows: (i) at the time of shipment to customers for perpetually licensed off-the-shelf software products and related telephone support with a duration of 12 months or less sold with the product, (ii) on the percentage-of-completion basis for software products which require significant customization or modification, (iii) as seminars are performed for training, (iv) straight-line over the term of the support agreement for other software support agreements, (v) as the service is performed or on a straight-line basis over the contractual period for technical and consulting services, and (vi) straight-line over the subscription period for subscription based products. Accordingly, management is required to make judgments as to whether pricing is fixed and determinable, whether collectibility is reasonably assured and what the percentage of completion is as of the financial reporting date.

     Expenses are recognized and matched against revenues for the reporting period presented in the financial statements. We record accruals for sales returns and doubtful accounts at the time of revenue recognition based upon historical experience as well as other factors that in our judgment could reasonably be expected to cause sales returns or doubtful accounts to differ from historical experience. Changes in such allowances may be required if future returns or bad debt activity differs from our estimates.

     Impairment of Long-Lived Assets. We evaluate the recoverability of the carrying amount of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. We evaluate the recoverability of goodwill and other intangible assets with indefinite useful lives annually or more frequently if events or circumstances indicate that an asset may be impaired. Management uses judgement when applying impairment rules to determine when an impairment test is necessary. Examples of factors which could trigger an impairment review include a significant decrease in the market value of an asset, a significant change in the extent or manner in which an asset is used, and significant adverse changes in legal factors or the business climate that impact the value of an asset.

     Impairment losses are measured as the amount by which the carrying value of an asset exceeds its estimated fair value. Estimating fair value requires that we forecast future cash flows related to the asset subject to review. These forecasts require assumptions about demand for our products and services, future market conditions and technological developments. Other assumptions include determining the discount rate and future growth rates. Changes to these assumptions could result in an impairment charge in future periods.

     Software Support Obligations. We record a liability for the estimated cost of software support at the time of sale. Estimated costs are based upon our historical cost experience of fulfilling these obligations as well as other factors that in our judgment could reasonably be expected to affect those costs, such as trends in the cost of providing telephone support. If the actual costs of fulfilling these obligations differ from our estimates, it could result in additional charges to cost of sales in future periods.

     Software Development Costs. We capitalize certain software development costs incurred after technological feasibility is achieved. Capitalized software development costs are amortized on a product-by-product basis using the straight-line method over the estimated economic life of the products, which is generally estimated to be 24 months. Amortization begins when the products are available for general release to customers. If the actual economic life of our products is shorter than our estimates, it could result in an impairment charge in future periods.

     Taxes. At the end of each interim reporting period, we estimate the effective income tax rate expected to be applicable for the full fiscal year. The estimated effective income tax rate contemplates the expected jurisdiction where income is earned (e.g., United States compared to non-United States), the estimated amount of certain tax credits, as well as tax planning strategies. If the actual distribution of taxable income by jurisdiction varies from our expectations, if the actual amount of tax credits varies from our estimates, or if the results of tax planning strategies are different from our estimates, adjustments to the effective income tax rate may be required in the period such determination is made.

     We record a liability for potential tax assessments based on our estimate of the potential exposure. Due to the subjectivity and complex nature of the underlying issues, actual payments or assessments may differ from our estimates and require tax provision adjustments in future periods.

Recent Accounting Pronouncement

     In December 2004, the FASB issued SFAS 123R (revised 2004), “Share-Based Payment”. This statement revises SFAS 123, “Accounting for Stock-Based Compensation”, and requires companies to expense the value of employee stock option grants and similar awards. The effective date of this standard is interim and annual periods beginning after June 15, 2005.

     Historically, we have elected to follow the intrinsic value method of accounting for our employee stock options. Accordingly, because the exercise price of our employee stock options equals the market price of the underlying stock on the date of grant, we have not recognized any compensation expense related to grants of stock options to our employees.

     Upon the adoption of SFAS No. 123R, we will expense stock option grants in our Consolidated Statement of Income over the vesting period of the grants following the modified version of prospective application. For the years ended December 31, 2004, 2003 and 2002, total stock-based employee compensation expense, net of related tax effects determined under this new standard, would have been $1.7, $3.8 and $4.4 million, respectively. Stock option expense in 2005 will be dependent on future awards, in addition to unvested awards at the date of adoption.